Exhibit 95

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a citation or order which describes the violation and fixes a time within which the operator must abate the violation. In some situations, such as when the MSHA believes that conditions pose a hazard to persons, MSHA may issue an order requiring removal of persons from the area of the mine affected by the condition until the hazards are corrected. Whenever MSHA issues a citation or order, it has authority to propose a civil penalty or fine, as a result of the violation.

The table below reflects citations and orders issued by MSHA during the year ended December 31, 2025.

Received
Notice of
									Potential	Legal
Mining								Received	to Have	Actions
Operating			Section			Total Dollar	Total	Notice of	Pattern of	Pending	Legal	Legal
Name			104(d)			Value of	Number	Pattern of	Violations	as of	Actions	Actions
MSHA	Section	Section	Citations	Section	Section	MSHA	Of Mining	Violations	Under	Last	Initiated	Resolved
Identification	104S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Under	Sections	Day of	During	During
Number	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	104(3)	104(3)	Period	Period	Period
26-01871	—	—	—	—	—	$—	—	No	No	—	—	—
26-02771	—	—	—	—	—	$—	—	No	No	—	—	—